SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                                  FVC.COM, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   30266P 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]       Rule 13d-1(b)

       [ ]       Rule 13d-1(c)

       [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 31
                            Exhibit Index on Page 28

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 2 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV L.P. ("A4")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,047,675  shares,  except that Accel IV Associates  L.P.  ("A4A"),  the
              SHARES                          general  partner  of A4,  may be deemed to have sole power to vote these
           BENEFICIALLY                       shares,  and Swartz Family  Partnership  L.P.  ("SFP"),  James W. Breyer
          OWNED BY EACH                       ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul
             REPORTING                        H. Klingenstein ("Klingenstein"),  Arthur C. Patterson ("Patterson"), G.
              PERSON                          Carter Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"), the general
               WITH                           partners  of A4A,  may be  deemed  to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,047,675  shares,  except that A4A,  the general  partner of A4, may be deemed to have sole power to dispose of these shares,  and SFP,  Breyer,
                                              Evnin, Hill, Klingenstein,  Patterson,  Sednaoui and Swartz, the general partners of A4A,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,047,675
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 3 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV Associates L.P. ("A4A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,047,675  shares,  all of  which  are  directly  owned by Accel IV L.P.
              SHARES                          ("A4"). A4A, the general partner of A4, may be deemed to have sole power
           BENEFICIALLY                       to vote these shares, and Swartz Family Partnership L.P. ("SFP"),  James
          OWNED BY EACH                       W.  Breyer  ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
             REPORTING                        ("Hill"),  Paul H.  Klingenstein  ("Klingenstein"),  Arthur C. Patterson
              PERSON                          ("Patterson"),  G.  Carter  Sednaoui  ("Sednaoui")  and James R.  Swartz
               WITH                           ("Swartz"),  the general  partners of A4A,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,047,675  shares,  all of which  are  directly  owned by A4.  A4A,  the general  partner  of A4, and SFP,  Breyer,  Evnin,  Hill,  Klingenstein,
                                              Patterson,  Sednaoui  and Swartz,  the general  partners of A4A,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,047,675
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 4 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel V L.P. ("A5")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        156,164  shares,  except that Accel V  Associates  L.L.C.  ("A5A"),  the
              SHARES                          general  partner  of A5,  may be deemed to have sole power to vote these
           BENEFICIALLY                       shares,  and  ACP  Family  Partnership  L.P.  ("ACPFP"),  Swartz  Family
          OWNED BY EACH                       Partnership  L.P.  ("SFP"),  James W. Breyer  ("Breyer"),  Luke B. Evnin
             REPORTING                        ("Evnin"),   Eugene  D.  Hill,   III  ("Hill"),   Arthur  C.   Patterson
              PERSON                          ("Patterson"),   G.  Carter  Sednaoui  ("Sednaoui"),   James  R.  Swartz
               WITH                           ("Swartz") and J. Peter Wagner ("Wagner"),  the managing members of A5A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              156,164  shares,  except  that A5A,  the  general  partner of A5, may be deemed to have sole power to dispose of these  shares,  and ACPFP,  SFP,
                                              Breyer,  Evnin,  Hill,  Patterson,  Sednaoui,  Swartz  and  Wagner,  the
                                              managing  members of A5A,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       156,164
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 5 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      ACP Family Partnership L.P. ("ACPFP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       177,118  shares,  of which  156,164 are  directly  owned by Accel V L.P.
             REPORTING                        ("A5")  and  20,954  are  directly  owned  by  Accel  Internet/Strategic
              PERSON                          Technology  Fund L.P.  ("AISTF").  ACPFP is a managing member of Accel V
               WITH                           Associates  L.L.C.  ("A5A"),  the general  partner of A4, and a managing member of Accel  Internet/Strategic  Technology Fund  Associates  L.L.C.
                                              ("AISTFA"),  the  general  partner  of AISTF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              177,118 shares, of which 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF.  ACPFP is a managing member of A5A, the general partner of A4, and a managing  member of AISTFA,  the general partner of
                                              AISTF, and may be deemed to have shared power to vote these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       177,118
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 6 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu L.P. ("AK")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        21,731  shares,  except  that Accel  Partners & Co. Inc.  ("AP&C"),  the
              SHARES                          general  partner  of AK,  may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
          OWNED BY EACH                       D. Hill,  III ("Hill"),  Arthur C.  Patterson  ("Patterson"),  G. Carter
             REPORTING                        Sednaoui  ("Sednaoui ") and James R. Swartz ("Swartz"),  the officers of
              PERSON                          AP&C, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              21,731  shares,  except  that AP&C,  the  general  partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin,
                                              Hill,  Patterson,  Sednaoui  and Swartz,  the  officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,731
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 7 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu V L.P. ("AKV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,082 shares,  except that Accel Keiretsu V Associates L.L.C.  ("AKVA"),
              SHARES                          the  general  partner  of AKV,  may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and James W. Breyer  ("Breyer"),  Luke B. Evnin ("Evnin"),
          OWNED BY EACH                       Eugene D. Hill,  III ("Hill"),  Arthur C.  Patterson  ("Patterson"),  G.
             REPORTING                        Carter Sednaoui  ("Sednaoui "), James R. Swartz  ("Swartz") and J. Peter
              PERSON                          Wagner  ("Wagner"),  the managing members of AKVA, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,082  shares,  except  that AKVA,  the general  partner of AKV,  may be deemed to have sole power to dispose of these shares, and Breyer, Evnin,
                                              Hill,  Patterson,  Sednaoui,  Swartz and Wagner, the managing members of
                                              AKVA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,082
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 8 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu V Associates L.L.C. ("AKVA")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,082 shares,  all of which are directly  owned by Accel Keiretsu V L.P.
              SHARES                          ("AKV").  AKVA,  the general  partner of AKV, may be deemed to have sole
           BENEFICIALLY                       power to vote these  shares,  and James W.  Breyer  ("Breyer"),  Luke B.
          OWNED BY EACH                       Evnin  ("Evnin"),  Eugene D. Hill,  III  ("Hill"),  Arthur C.  Patterson
             REPORTING                        ("Patterson"),  G.  Carter  Sednaoui  ("Sednaoui  "),  James  R.  Swartz
              PERSON                          ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AKVA,
               WITH                           may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,082 shares,  all of which are directly owned by AKV. AKVA, the general partner  of AKV,  may be deemed to have sole  power to  dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner,
                                              the  managing  members of AKVA,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,082
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 9 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Partners & Co. Inc. ("AP&C")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        21,960, of which 21,731 shares are directly owned by Accel Keiretsu L.P.
              SHARES                          ("AK") and 229 of which are directly owned by AP&C.  AP&C,  the  general
           BENEFICIALLY                       partner of AK,  may be deemed to have sole  power to vote these  shares,
          OWNED BY EACH                       and James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
             REPORTING                        III ("Hill"),  Arthur C.  Patterson  ("Patterson"),  G. Carter  Sednaoui
              PERSON                          ("Sednaoui ") and James R. Swartz ("Swartz"),  the officers of AP&C, may
               WITH                           be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              21,731 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              21,960, of which 21,731 shares are directly owned by AK and 229 of which are  directly  owned by AP&C.  AP&C,  the general  partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin,
                                              Hill,  Patterson,  Sednaoui  and Swartz,  the  officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,960
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              CO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 10 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        20,954  shares,  all of which  are  owned  by  Accel  Internet/Strategic
              SHARES                          Technology Fund L.P. ("AISTF"). Accel Internet/Strategic Technology Fund
           BENEFICIALLY                       Associates  L.L.C.  ("AISTFA"),  the  general  partner of AISTF,  may be
          OWNED BY EACH                       deemed  to  have  sole  power  to vote  these  shares,  and  ACP  Family
             REPORTING                        Partnership L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
              PERSON                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
               WITH                           ("Hill"),   Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
                                              ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
                                              the  managing  members of AISTF,  may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              20,954  shares,  all of which are owned by AISTF.  AISTFA,  the  general partner  of AISTF,  may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz
                                              and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       20,954
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 11 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        20,954  shares,  all of which  are  owned  by  Accel  Internet/Strategic
              SHARES                          Technology Fund L.P.  ("AISTF").  AISTFA,  the general partner of AISTF,
           BENEFICIALLY                       may be deemed to have sole  power to vote these  shares,  and ACP Family
          OWNED BY EACH                       Partnership L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
             REPORTING                        James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
              PERSON                          ("Hill"),   Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
               WITH                           ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"),
                                              the  managing  members of AISTFA,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              20,954  shares,  all of which are owned by AISTF.  AISTFA,  the  general partner  of AISTF,  may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz
                                              and Wagner,  the managing members of AISTF, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       20,954
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 12 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel V Associates L.L.C. ("AV Assoc.")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        156,164  shares of which 156,164 shares are directly owned by AV. AV
              SHARES                          Assoc. is the general partner of AV and may be deemed to have shared
           BENEFICIALLY                       voting power with respect to such shares
          OWNED BY EACH              -------- ------------------------------------------------------------------------
            REPORTING                6        SHARED VOTING POWER
             PERSON                           See response to row 5.
              WITH                   -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              156,164  shares of which  156,164  shares are  directly  owned by AV. AV
                                              Assoc.  is the  general  partner of AV and may be deemed to have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       156,164
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 13 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '93 L.P. ("AI93")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        42,319  shares,  except that James W. Breyer  ("Breyer"),  Luke B. Evnin
              SHARES                          ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),  Arthur C. Patterson
           BENEFICIALLY                       ("Patterson"),  G.  Carter  Sednaoui  ("Sednaoui  ") and James R. Swartz
          OWNED BY EACH                       ("Swartz"),  the general  partners of AI93, may be deemed to have shared
             REPORTING                        power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              42,319  shares,  except that  Breyer,  Evnin,  Klingenstein,  Patterson,
                                              Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       42,319
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 14 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Swartz Family Partnership L.P. ("SFP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              14,385 shares.
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,224,793 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"), 156,164 are directly owned by Accel V L.P. ("A5") and 20,954 are
              PERSON                          directly  owned  by  Accel   Internet/Strategic   Technology  Fund  L.P.
               WITH                           ("AISTF").  SFP is a  general  partner  of  Accel IV  Associates  L.L.C.
                                              ("A4A"),  the  general  partner of A4, and may be deemed to have  shared power  to  vote  these  shares.  SFP is a  managing  member  of  Accel V
                                              Associates  L.L.C.  ("A5A"),  the general  partner of A5, and a managing member of Accel  Internet/Strategic  Technology Fund  Associates  L.L.C.
                                              ("AISTFA"),  the  general  partner  of AISTF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              14,385 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,224,793  shares,  of which 1,047,675 are directly owned by A4, 156,164 are directly owned by A5 and 20,954 are directly owned by AISTF.  SFP is a general  partner of A4A, the general  partner of A4, and may be deemed to have  shared  power to  dispose  of these  shares.  SFP is a managing member of A5A,  the  general  partner of A5,  and a  managing  member of
                                              AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to vote these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,239,178
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 15 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '96 L.P. ("AI96")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        9,247  shares,   except  that   James  W.  Breyer  ("Breyer"),  Luke  B.
              SHARES                          Evnin  ("Evnin"),  Eugene  D.  Hill,  III ("Hill"),  Arthur C. Patterson
           BENEFICIALLY                       ("Patterson"),  G.  Carter   Sednaoui   ("Sednaoui"),  James  R.  Swartz
          OWNED BY EACH                       ("Swartz")  and  J. Peter  Wagner,  the general partners of AI96, may be
             REPORTING                        deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED  VOTING  POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,247 shares,  except that Breyer,  Evnin,  Hill,  Patterson,  Sednaoui,
                                              Swartz  and  Wagner the general  partners of AI96, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,247
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 16 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James W. Breyer ("Breyer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              45,814 shares
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,301,401 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"),  21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 42,319
              PERSON                          are directly  owned by Accel  Investors '93 L.P.  ("AI93"),  156,164 are
               WITH                           directly  owned by Accel V L.P.  ("A5"),  20,954 are  directly  owned by
                                              Accel  Internet/Strategic  Technology  Fund  L.P.  ("AISTF"),  3,082 are
                                              directly  owned by Accel  Keiretsu V L.P.  ("AKV"),  9,247 are  directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by
                                              ACP Family  Partnership L.P.  ("ACPFP").  Breyer is a general partner of
                                              Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner  of A4, an officer of Accel Partners &Co.  ("AP&C"),  the general  partner of AK, a general partner of AI93, a managing member of Accel V Associates  L.L.C.
                                              ("A5A"),  the  general  partner  of  A5,  a  managing  member  of  Accel
                                              Internet/Strategic  Technology Fund Associates  L.L.C.  ("AISTFA"),  the
                                              general  partner  of  AISTF,  and a general  partner  of AI96 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              45,814 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,301,401  shares,  of which  1,047,675 are directly owned by A4, 21,731 are directly  owned AK, 42,319 are directly  owned by AI93,  156,164 are directly  owned by A5,  20,954 are  directly  owned by AISTF,  3,082 are directly  owned by AKV,  9,247  are  directly  owned by AI96 and 229 are directly owned by ACPFP. Breyer is a general partner of A4A, the general partner of A4; an officer of AP&C, the general  partner of AK; a general partner of AI93; a managing  member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF;  and a general partner  of AI96 and may be deemed to have  shared  power to  dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,347,215
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        8.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 17 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,301,401 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"),  21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 42,319
              PERSON                          are directly  owned by Accel  Investors '93 L.P.  ("AI93"),  156,164 are
               WITH                           directly owned by Accel V L.P.  ("A5"),  20,954  directly owned by Accel
                                              Internet/Strategic  Technology Fund L.P.  ("AISTF"),  3,082 are directly owned  by  Accel  Keiretsu  V L.P. ("AKV"),  9,247 are directly owned by
                                              Accel  Investors  '96 L.P.  ("AI96") and 229 are  directly  owned by ACP
                                              Family Partnership L.P.  ("ACPFP").  Evnin is a general partner of Accel
                                              IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of
                                              Accel  Partners  &Co.  ("AP&C"),  the  general  partner of AK, a general partner of AI93, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic
                                              Technology Fund  Associates  L.L.C.  ("AISTFA"),  the general partner of
                                              AISTF,  and a general  partner of AI96 and may be deemed to have  shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,301,401  shares,  of which  1,047,675 are directly owned by A4, 21,731 are directly  owned AK, 42,319 are directly  owned by AI93,  156,164 are directly  owned by A5,  20,954 are  directly  owned by AISTF,  3,082 are directly  owned by AKV,  and  9,247  directly  owned by AI96 and 229 are directly owned by ACPFP.  Evnin is a general partner of A4A, the general partner of A4; an officer of AP&C, the general  partner of AK; a general partner of AI93; a managing  member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF;  and a general partner  of AI96 and may be deemed to have  shared  power to  dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,301,401
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 18 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              4,260 shares
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,259,082 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"), 21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 156,164
              PERSON                          are directly owned by Accel V L.P. ("A5"),  20,954 are directly owned by
               WITH                           Accel  Internet/Strategic  Technology  Fund  L.P.  ("AISTF"),  3,082 are
                                              directly  owned by Accel  Keiretsu V L.P.  ("AKV"),  9,247 are  directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by
                                              ACP Family  Partnership  L.P.  ("ACPFP").  Hill is a general  partner of
                                              Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner  of A4, an officer of Accel Partners &Co.  ("AP&C"),  the general  partner of AK, a managing  member  of Accel V  Associates  L.L.C.  ("A5A"),  the  general partner of A5, a managing member of Accel Internet/Strategic  Technology
                                              Fund Associates L.L.C.  ("AISTFA"),  the general partner of AISTF, and a general  partner of AI96 and may be deemed to have shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,260 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,259,082  shares,  of which  1,047,675 are directly owned by A4, 21,731 are  directly  owned AK,  156,164 are directly  owned by A5,  20,954 are directly  owned by AISTF,  3,082 are  directly  owned by AKV,  9,247 are directly  owned by AI96 and 229 are directly  owned by ACPFP.  Hill is a general  partner of A4A, the general  partner of A4; an officer of AP&C, the general partner of AK; a managing member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF; and a general  partner  of AI96  and may be  deemed  to have  shared  power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,263,342
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 19 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Paul H. Klingenstein ("Klingenstein")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              29,178 shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,089,994  shares,  of which  1,047,675  are directly  owned by Accel IV
             REPORTING                        PERSON L.P.  ("A4") and 42,319 are directly owned by Accel Investors '93
              PERSON                          L.P. ("AI93").  Klingenstein is a general partner of Accel IV Associates
               WITH                           L.L.C. ("A4A"), the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              29,178 shares

                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,089,994 shares, of which 1,047,675 are directly owned by A4 and 42,319 are directly owned by AI93.  Klingenstein  is a general partner of Accel
                                              IV Associates L.L.C.  ("A4A"),  the general partner of A4, and a general partner  of AI93 and may be deemed to have  shared  power to  dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,119,172
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.7%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 20 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        89,039  shares,  of  which  54,562  are  directly  owned by  Ellmore  C.
              SHARES                          Patterson  Partners  ("ECPP").  Patterson is the general partner of ECPP
           BENEFICIALLY                       and may be deemed to have sole power to vote the shares held by ECPP.
          OWNED BY EACH              -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          1,301,401 shares, of which 1,047,675 are directly owned by Accel IV L.P.
               WITH                           ("A4"),  21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 42,319 are directly  owned by Accel  Investors '93 L.P.  ("AI93"),  156,164 are directly  owned by Accel V L.P.  ("A5"),  20,954 are  directly  owned by
                                              Accel  Internet/Strategic  Technology  Fund  L.P.  ("AISTF"),  3,082 are
                                              directly  owned by Accel  Keiretsu V L.P.  ("AKV"),  9,247 are  directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by
                                              ACP Family Partnership L.P. ("ACPFP"). Patterson is a general partner of
                                              Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner  of A4, an officer of Accel Partners &Co.  ("AP&C"),  the general  partner of AK, a general partner of AI93, a managing member of Accel V Associates  L.L.C.
                                              ("A5A"),  the  general  partner  of  A5,  a  managing  member  of  Accel
                                              Internet/Strategic  Technology Fund Associates  L.L.C.  ("AISTFA"),  the
                                              general  partner  of  AISTF,  and a general  partner  of AI96 and may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              89,039  shares,  of  which  54,562  are  directly  owned by  Ellmore  C.
                                              Patterson  Partners  ("ECPP").  Patterson is the general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,301,401  shares,  of which  1,047,675 are directly owned by A4, 21,731 are directly  owned AK, 42,319 are directly  owned by AI93,  156,164 are directly  owned by A5,  20,954 are  directly  owned by AISTF,  3,082 are directly  owned by AKV,  9,247  are  directly  owned by AI96 and 229 are directly  owned by ACPFP.  Patterson  is a general  partner of A4A,  the general  partner of A4; an officer of AP&C, the general partner of AK; a general  partner of AI93; a managing  member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF; and a general  partner  of AI96  and may be  deemed  to have  shared  power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,390,440
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        8.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 21 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      G. Carter Sednaoui ("Sednaoui")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [ ]     (b) [ ]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              6,309 shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,301,401 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"),  21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 42,319
              PERSON                          are directly  owned by Accel  Investors '93 L.P.  ("AI93"),  156,164 are
               WITH                           directly  owned by Accel V L.P.  ("A5"),  20,954 are  directly  owned by
                                              Accel  Internet/Strategic  Technology  Fund  L.P.  ("AISTF"),  3,082 are
                                              directly  owned by Accel  Keiretsu V L.P.  ("AKV"),  9,247 are  directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by
                                              ACP Family Partnership L.P. ("ACPFP").  Sednaoui is a general partner of
                                              Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner  of A4, an officer of Accel Partners &Co.  ("AP&C"),  the general  partner of AK, a general partner of AI93, a managing member of Accel V Associates  L.L.C.
                                              ("A5A"),  the  general  partner  of  A5,  a  managing  member  of  Accel
                                              Internet/Strategic  Technology Fund Associates  L.L.C.  ("AISTFA"),  the
                                              general  partner  of  AISTF,  and a general  partner  of AI96 and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              6,309 shares

                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,301,401  shares,  of which  1,047,675 are directly owned by A4, 21,731 are directly  owned AK, 42,319 are directly  owned by AI93,  156,164 are directly  owned by A5,  54,562 are  directly  owned by AISTF,  3,082 are directly  owned by AKV,  9,247  are  directly  owned by AI96 and 229 are directly  owned by ACPFP.  Sednaoui  is a general  partner  of A4A,  the general  partner of A4; an officer of AP&C, the general partner of AK; a general  partner of AI93; a managing  member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF; and a general  partner  of AI96  and may be  deemed  to have  shared  power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,390,710
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        7.8%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 22 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              38,998 shares.
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       1,301,401 shares, of which 1,047,675 are directly owned by Accel IV L.P.
             REPORTING                        ("A4"),  21,731 are directly owned by Accel Keiretsu L.P. ("AK"), 42,319
              PERSON                          are directly  owned by Accel  Investors '93 L.P.  ("AI93"),  156,164 are
               WITH                           directly  owned by Accel V L.P.  ("A5"),  20,954 are  directly  owned by
                                              Accel  Internet/Strategic  Technology  Fund  L.P.  ("AISTF"),  3,082 are
                                              directly  owned by Accel  Keiretsu V L.P.  ("AKV"),  9,247 are  directly owned by Accel Investors '96 L.P. ("AI96") and 229 are directly owned by
                                              ACP Family  Partnership L.P.  ("ACPFP").  Swartz is a general partner of
                                              Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner  of A4, an officer of Accel Partners &Co.  ("AP&C"),  the general  partner of AK, a general partner of AI93, a managing member of Accel V Associates  L.L.C.
                                              ("A5A"),  the  general  partner  of  A5,  a  managing  member  of  Accel
                                              Internet/Strategic  Technology Fund Associates  L.L.C.  ("AISTFA"),  the
                                              general  partner  of  AISTF,  and a general  partner  of AI96 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              38,998 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,301,401  shares,  of which  1,047,675 are directly owned by A4, 21,731 are directly  owned AK, 42,319 are directly  owned by AI93,  156,164 are directly  owned by A5,  20,954 are  directly  owned by AISTF,  3,082 are directly  owned by AKV,  9,247 are  directly  owned by  AI96 and 229 are directly owned by ACPFP. Swartz is a general partner of A4A, the general partner of A4; an officer of AP&C, the general  partner of AK; a general partner of AI93; a managing  member of A5A, the general partner of A5; a managing member of AISTFA,  the general partner of AISTF;  and a general partner  of AI96 and may be deemed to have  shared  power to  dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,340,399
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        8.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                      ----------------------------------------
CUSIP NO. 30266P  10  0                                    13 G                          Page 23 of 31 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
          OWNED BY EACH                       189,450 shares, of which 156,164 are shares directly owner by AV, 20,954
            REPORTING                         are shares  directly owned by AISTF,  3,082 are shares directly owned by
             PERSON                           AKV and 9,247 are shares directly owned by AI96. Wagner may be deemed to
              WITH                            have shared voting power with respect to such shares.
                                  -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              189,450 shares, of which 156,164 are shares directly owner by AV, 20,954 are shares  directly owned by AISTF,  3,082 are shares directly owned by
                                              AKV and 9,247 are shares directly owned by AI96. Wagner may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       189,447
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        1.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  FVC.COM, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3393 Octavius Drive, Suite 102
                  Santa Clara, CA 95054

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"); Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"); Accel Keiretsu L.P., a Delaware limited partnership ("AK");
                  Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP & C"); Accel Investors '93 L.P., a Delaware limited partnership ("AI93"); Accel V L.P., a
                  Delaware limited partnership ("A5"); Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"); Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"); Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"); Accel Keiretsu V L.P., a Delaware limited partnership ("AKV"); Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AKV ("AKVA"); Accel Investors '96 L.P., a Delaware limited partnership ("AI96"); the ACP Family Partnership L.P., a Delaware limited partnership and a managing member of A5A and AISTF ("ACPFP"); the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, and managing member of A5A and AISTF; James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a managing member of A5A, AISTFA and AKVA and a general partner of AI96; Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a managing member of A5A, AISTFA and AKVA and a general partner of AI96; Eugene D. Hill, III ("Hill"), a general partner of A4A, an officer of AP&C, a managing member of A5A, AISTFA and AKVA and a general partner of AI96; Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI93; Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a managing member of A5A, AISTFA and AKVA and a general partner of AI96; G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a managing member of A5A, AISTFA and AKVA and a general partner of AI96; James R. Swartz ("Swartz"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a managing member of A5A, AISTFA and AKVA and a general partner of AI96 and J. Peter Wagner ("Wagner"), a managing member of ASA, AISTFA and AKVA and a general partner of AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are partners of AI93 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI93.

                  A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AKVA, the general partner of AKV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AKV. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AKVA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AKV. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are partners of AI96 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI96.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Accel Partners
                  428 University Ave.
                  Palo Alto, California  94301

ITEM 2(C)         CITIZENSHIP

                  A4, A4A, AK, AI93, A5, AISTF, AKV, AI96, and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA and AKVA are Delaware limited liability companies. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Wagner, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP No.  30266P  10  0

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

             (a)  Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

             (b)  Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT ON  BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK, AI93, A5, AISTF, AKV and AI96, the limited liability agreements of A5A, AISTFA and AKVA and the operating agreement of AP&C, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:    Accel IV L.P.
             Accel IV Associates L.P.
             Accel Keiretsu L.P.
             Accel Investors '95 L.P.
             Accel Partners and Co. Inc.
             Accel V L.P.
             Accel V Associates L.L.C.
             Accel Keiretsu V L.P.
             Accel Keiretsu V Associates L.L.C.
             Accel Investors '96 L.P.
             ACP Family Partnership L.P.
             Accel Internet/Strategic Technology Fund L.P.
             Accel Internet/Strategic Technology Fund Associates L.L.C.
             Swartz Family Partnership L.P.S


                                                   By:  /s/ G. Carter Sednaoui
                                                      --------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed entities

Individuals: James W. Breyer
             Luke. B. Evnin
             Eugene D. Hill, III
             Paul H. Klingenstein
             Arthur C. Patterson
             G. Carter Sednaoui
             J. Peter Wagner
             James R. Swartz                       By:  /s/ G. Carter Sednaoui
                                                      --------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed individuals

                                  EXHIBIT INDEX




                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   30

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         31

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of FVC.COM, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B



              Reference to G. Carter Sednaoui as Attorney-in-Fact


                  G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.